Exhibit 99.1

news release

Tenneco Amends and Restates its Senior Credit Facility; Completes Consent Solicitation and Indenture

Amendments for 8 1/8 percent Senior Notes Due 2015

Lake Forest, Illinois, March 22, 2012 — Tenneco Inc. (NYSE: TEN) announced today that it has entered into an amendment and restatement to refinance its existing $834 million senior credit facility with a new $1.1 billion senior credit facility. This refinancing, which Tenneco expects to close later today, will enhance Tenneco’s financial flexibility by lowering annual interest expense, increasing the size and extending the term of its revolving credit facility.

The new senior credit facility consists of a $850 million revolving credit facility and a $250 million term loan A facility, which replace Tenneco’s former $556 million revolving credit facility, $148 million term loan B facility and $130 million tranche B-1 letter of credit/revolving loan facility. The revolving credit facility will mature on March 22, 2017. The term loan A facility requires quarterly installments and has a final maturity of March 22, 2017. The proceeds of the term loan A facility will be used to fund Tenneco’s previously announced tender offer for any and all of its outstanding $250 million 8 1/8 percent Senior Notes due 2015 (the “2015 Notes”).

“This new credit facility improves Tenneco’s financial flexibility and significantly lowers our borrowing costs,” said Gregg Sherrill, chairman and CEO, Tenneco Inc. “The retirement of the 2015 Notes and expansion of our revolver improves our debt maturity profile while reducing our annual interest expense by approximately $20 million.”

Tenneco will pay LIBOR plus 2.50% on borrowings under the revolving credit facility and the term loan A facility. Tenneco previously paid LIBOR plus 4.00% on borrowings under its revolving credit facility and LIBOR plus 4.50% on borrowings under the term loan B facility.

Additionally, Tenneco today announced the successful completion of its consent solicitation with respect to its 2015 Notes.

On March 8, 2012, Tenneco commenced a cash tender offer for any and all of the 2015 Notes and a solicitation of consents to certain proposed amendments to the indenture governing the 2015 Notes. The deadline for tendering 2015 Notes to be eligible to receive a consent payment in connection with the consent solicitation was 5:00 p.m., New York City time, on March 21, 2012. As of the consent payment deadline, Tenneco had received tenders and consents representing $231,590,000 in aggregate principal amount of the outstanding 2015 Notes. The consents received exceeded the minimum needed to amend the indenture governing the 2015 Notes. Accordingly, Tenneco and The Bank of New York Mellon Trust Company, N.A., as trustee, have executed a supplemental indenture that eliminates substantially all of the restrictive covenants and certain event of default provisions in the indenture governing the 2015 Notes and reduces the minimum notice period required to effect a call for redemption from 30 to 5 days.

Tenneco will make a cash payment of $1,044.38 per $1,000 principal amount, which includes a consent payment of $30.00 per $1,000 principal amount, plus accrued and unpaid interest, to the holders of 2015 Notes who tendered prior to the consent payment deadline. The initial settlement is expected to occur today.

The tender offer is scheduled to expire at 8:00 a.m., New York City time, on April 5, 2012. Remaining holders who validly tender their 2015 Notes after the consent payment deadline and before the expiration of the tender offer will be eligible to receive $1,014.38 per $1,000 principal amount of 2015 Notes, plus accrued and unpaid interest. Tenneco intends to call for redemption any 2015 Notes not purchased in the tender offer.

Tenneco expects to record approximately $17 million and $1 million in non-recurring pre-tax charges related to refinancing the senior credit facility and retiring the 2015 Notes in the first and second quarters of 2012, respectively.

The complete terms and conditions of the tender offer and consent solicitation are described in the Offer to Purchase and Consent Solicitation Statement dated March 8, 2012, copies of which may be obtained from Global Bondholder Services Corporation, the depositary and information agent for the tender offer, at (866) 873-7700 (US toll-free) or (212) 430-3774 (collect).

Tenneco has engaged BofA Merrill Lynch to act as the exclusive dealer manager and solicitation agent in connection with the tender offer. Questions regarding the terms of the tender offer may be directed to BofA Merrill Lynch, Liability Management, at (888) 292-0070 (US toll-free) or (980) 387-3907 (collect).

This announcement is not an offer to purchase, a solicitation of an offer to sell or a solicitation of consents with respect to any securities. The tender offer and consent solicitation are being made solely by the Offer to Purchase and Consent Solicitation Statement dated March 8, 2012.

Tenneco is a $7.2 billion global manufacturing company with headquarters in Lake Forest, Illinois and approximately 24,000 employees worldwide. Tenneco is one of the world’s largest designers, manufacturers and marketers of emission control and ride control products and systems for the automotive and commercial vehicle original equipment markets and the aftermarket. Tenneco markets its products principally under the Monroe®, Walker® and Clevite®Elastomer brand names.

The disclosures herein include statements that are “forward looking” within the meaning of federal securities law concerning Tenneco’s tender offer and consent solicitation. The forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from future results expressed or implied by such forward-looking statements.

Contacts:
Linae Golla	Jane Ostrander
Investor inquiries	Media inquiries
847 482-5162	847 482-5607